Exhibit (p)(ii)

CODE OF ETHICS

SCHRODER SERIES TRUST, SCHRODER CAPITAL FUNDS (DELAWARE), SCHRODER GLOBAL SERIES TRUST

The following Code of Ethics (“Code”) is adopted by Schroder Series Trust, Schroder Capital Funds (Delaware) and Schroder Global Series Trust (each a “Trust”) pursuant to Rule 17j-1 of the Investment Company Act of 1940, as amended (the “1940 Act”). This Code is intended to ensure that all acts, practices and courses of business engaged in by Access Persons (as defined in this Code) of the Trusts reflect high ethical standards and comply with the requirements of Section 17(j) of the 1940 Act and Rule 17j-1 thereunder. This Code shall apply to all “Access Persons” of the Trusts, as defined below, except for: (i) the investment adviser or sub-adviser (“Adviser”) of each Trust or any fund of a Trust (each a “Series” as defined in this Code), (ii) the principal underwriter (the “Principal Underwriter”) of a Trust and any Series, or (iii) officers or employees of an Adviser, Principal Underwriter or a Trust; provided, in each case, that such entity or officer or employee is subject to another code of ethics applicable to its conduct with respect to the Trusts that complies with Rule 17j-1 of the 1940 Act, as currently in effect, and such code contains procedures reasonably designed to prevent  such Access Persons from violating such code.(1) The Board must approve each such party’s code of ethics and any material changes thereto in order for such party to be excused from a Trusts’ Code.

I.                                        DEFINITIONS

“Access Person” means:

(1)                                 Any Advisory Person (as defined in this Code) of a Trust, or any Adviser thereof.  All of an Adviser’s directors, officers, and general partners are presumed to be Access Persons of any Series advised by the Adviser.  All of a Trust’s directors, officers, and general partners are assumed to be Access Persons of the Trust.

(2)                                 Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of a Security (as defined in this Code) by a Series for which the principal underwriter acts, or whose function or duties in the ordinary course of business relate to the making of any recommendation to the Series regarding the purchase or sale of a Security.

“Advisory Person” means (i) any director, officer, general partner or employee of a Trust or Adviser (or of any company in a control relationship to a Fund or Adviser), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a Security by a Series, or whose functions relate to the making of any recommendations with respect to the purchase or sale of a Security by a Series; and (ii) any natural person in a control relationship to a Trust or

(1)  It is anticipated that all employees of the Adviser and Principal Underwriter, including any that are officers or otherwise Access Persons of the Funds, will be subject to Schroder Investment Management North America Inc.’s code of ethics (“SIMNA’s Code”) and will report and seek pre-clearance of any personal transactions under  SIMNA’s Code only.

Adviser who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a Security by a Series.

“Adviser” means an investment adviser of a Fund, including any sub-adviser.

“Adviser Affiliated Company” means a company which is a non-control affiliate of the Adviser (an affiliated company that the Adviser does not directly control, or that does not itself directly control the Advisor).

“Beneficial Ownership” is interpreted in the same manner as it would be under Exchange Act Rule 16a-1(a)(2) in determining whether a person is the beneficial owner of a Security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations there under, (as amended from time to time), except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

You are considered to have Beneficial Ownership of Securities if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have or share a direct or indirect Pecuniary Interest in the Securities. You have a Pecuniary Interest in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities. The following are examples of an indirect Pecuniary Interest in Securities:

(1)                                 Securities held by members of your immediate family sharing the same household; provided, however that the presumption of such beneficial ownership may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include any adoptive relationship.

(2)                                 Your interest as a general partner in Securities held by a general or limited partnership.

(3)                                 Your interest as a manager-member in the Securities held by a limited liability company.

An Access Person does not have an indirect Pecuniary Interest in Securities held by a corporation or similar entity in which you hold an equity interest, unless the Access Person is a controlling equity holder and does not have or share investment control over the Securities held by the entity.

The following circumstances provide examples of Beneficial Ownership by an Access Person of Securities held by a trust:

(1)                                 Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust;

(2)                                 Your ownership of a vested beneficial interest in a trust;

(3)                                 Your status as a settlor of a trust, if you have the power to revoke the trust without the consent of another person.

“Board” shall mean collectively, the entire board of trustees of each Trust, including both Independent Trustees and Interested Trustees.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act (as amended from time to time). Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Section 2(a)(9) establishes a presumption that an entity that owns 25% or more of the voting securities of another entity is presumed to control that entity.

“Exempt Securities” shall mean (i) securities that are direct obligations of the Government of the United States, (ii) money market instruments(2) and funds, and (iii) shares of registered open-end investment companies other than shares of the Funds, (iv) shares issued by unit investment trusts that are invested in open-end fund, or such other securities as may be excepted under the provisions of Rule 17j-1. Shares of exchange traded funds (“ETFs”) are not exempt securities.

“Independent Trustee” shall mean any trustee of the Trust who is not an Interested Person.

“Initial Public Offering” or “IPO” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act.

“Interested Person” shall have the meaning that is set forth in Section 2(a)(19) of the 1940 Act.”

“Interested Trustees” shall mean a trustee of the Trust who is also an Interested Person.

“Investment Personnel” of a Trust or of a the Adviser means: (i) any employee of the Trust or Adviser (or of any company in a control relationship to the Trust or Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust; or (ii) any natural person who controls the Trust or Adviser and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust.

“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

“Purchase or Sale of a Security” includes a purchase or sale of a security including, among other things, the writing of an option to purchase or sell a Security.

(2)  Currently, the following are exempted: bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

“Security Held or to be Acquired” by a Series means (i) Any Security which, within the most recent 15 days is or has been held by a Series or is being or has been considered by a Series or its Adviser for purchase by a Series; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Security.

“Security” or “Securities” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act (as amended from time to time), except that it shall not include “Exempt Securities” (as defined in this Code).

“Series” shall mean a fund of a Trust.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

II.                                   STATEMENT OF GENERAL PRINCIPLES

A.                                    The following are general principles governing personal securities transactions by Access Persons of the Trust:

(1)                                 Access Persons have a duty to place the interests of a Trust’s shareholders before their own;

(2)                                 Access Persons must comply with this Code; and

(3)                                 Access Persons cannot take inappropriate advantage of their positions to benefit themselves, including in particular, front-running purchases or sales by a Fund.

III.                              GENERAL PROHIBITIONS

A.                                    No Access Person, shall, in connection with the Purchase or Sale of a Security, directly or indirectly, by such person of a Security Held or to be Acquired by the Trust:

(1)                                 employ any device, scheme or artifice to defraud a Fund;

(2)                                 make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

(3)                                 engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund;

(4)                                 engage in any manipulative practice with respect to a Fund.

B.                                    For Access Persons, other than Independent Trustees:

(1)                                 Such Access Person may not purchase or sell, directly or indirectly, any Security (or any option to purchase or sell such security) in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, within 15 days before or after the same (or a related) Security is being purchased or sold by any Series, to the extent such Access Person had knowledge or should have had knowledge of such purchase or sale by any Series.

(2)                                 Such Access Person may not profit from the purchase or sale or sale or purchase of a Security or a related Security (these exclude Exempt Securities), within 60 calendar days.

(3)                                 In accordance with Section VI, Access Person must obtain approval from the Series’ Chief Compliance Officer (“CCO”) before directly or indirectly acquiring beneficial ownership of any securities in an IPO or Limited Offering.

C.                                    For Access Persons who are Independent Trustees:

(1)                                 Such Independent Trustee may not purchase or sell a Security if such Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee of the Trust, should have known that, during the 15-day period immediately before or after the Trustee’s transaction in the Security, the Trust purchased or sold the Security, or the Trust or its Adviser considered purchasing or selling the Security.

(2)                                 Such Independent Trustee may not purchase, directly or indirectly, any security issued by the Adviser or its controlling persons/entities. Independent Trustees must contact the Trusts’ Chief Compliance Officer or his or her designee immediately if they have, at any time, any direct or indirect ownership of any such securities.(3)

(3)                                 Such Independent Trustee may not own [5% or more] of the outstanding voting securities of a passive limited partnership (such as a hedge fund, private equity fund or venture capital fund), where the Adviser or its controlling person/entity is a general partner of such partnership.

D.                                    Apart from preclearance procedures required by Section VI, this does not impose any duty or requirement on Access Persons to inquire of Investment Personnel if a Security is being considered or is being purchased or sold by a Series.

E.                                     Any Access Person who questions whether a contemplated transaction is prohibited by this Code should discuss the transaction with the CCO (or his/her designee) prior to proceeding with the transaction.

(3)  This provision is to ensure compliance with the independent status of a trustee and not for the purposes of compliance with Rule 17j-1.

F.                                      An Access Person may not accept any investment opportunity, gift, gratuity or other thing of more than nominal value, from any person or entity that does business or desires to do business with the Trust, including trading with any of the Series of the Trust. It is not prohibited to (i) accept gifts from a single giver, so long as the annual aggregate value does not exceed $100; or (ii) attend business meals, sporting events and other entertainment events at the expense of the giver, so long as the expense is reasonable and the giver is present with the Access Person.

IV.                               EXEMPT TRANSACTIONS

FOR ACCESS PERSONS, OTHER THAN INDEPENDENT TRUSTEES

These transactions are exempt from quarterly reporting.

A.                                    The prohibitions of Section III of this Code shall not apply to the following transactions by an Access Person:

(1)                                 Purchases or sales of Securities in accounts over which the Access Person has no direct or indirect influence or control(4). There is a presumption that you can exert some measure of influence or control over accounts held by members of your immediate family sharing the same household, but this presumption may be rebutted by convincing evidence;

(2)                                 Purchases of Securities which are part of an Automatic Investment Plan;

(3)                                 Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership.

FOR ACCESS PERSONS, WHO ARE INDEPENDENT TRUSTEES

These transactions are exempt from all reporting requirements

(1)                                 Purchases or sales of Securities over which the Access Person has no direct or indirect influence or control(5). There is a presumption that you can exert some measure of influence or control over accounts held by members of your immediate family sharing the same household, but this presumption may be rebutted by convincing evidence.

(4)  The SEC Staff has taken the position that, the fact that an access person has provided a trustee with management authority over a trust for which he or she is grantor or beneficiary, or providing a third-party manager discretionary authority over his or her personal account, by itself, is insufficient for an adviser to reasonably believe that the access person had no direct or indirect influence or control over the trust or account for purposes of relying on the reporting exception.  Please consult with the CCO (or his/her designee) if you are unsure whether you have direct or indirect influence or control over an account.  .

(5)  The SEC Staff has taken the position that, the fact that an access person has provided a trustee with management authority over a trust for which he or she is grantor or beneficiary, or providing a third-party manager discretionary authority over his or her personal account, by itself, is insufficient for an adviser to reasonably believe that the access person had no direct or indirect influence or control over the trust or account for purposes of relying on the reporting exception.  Please consult with the CCO (or his/her designee) if you are unsure whether you have direct or indirect influence or control over an account.

Additionally, pursuant to Rule 17j-1(d)(2)(ii), an Independent Trustee is not required to provide (a) initial and annual holdings reports, or (b) quarterly transaction reports, so long as the Independent Trustee is subject to the following trade reporting provisions:

Independent Trustees are subject to reporting requirements with respect to their securities transactions as outlined below:

B.                                    Reporting Required for a Transaction Involving a Security that the Independent Trustee Knows or Should Have Known is Being Purchased or Sold by the Trust, or the Trust or its Adviser Considered Purchasing or Selling the Security.

(1)                                 An Independent Trustee of the Trusts is required to file a report on a transaction in a Security if such Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee of the Trusts, should have known that, during the 15-day period immediately before or after the Trustee’s transaction in the Security, the Trust purchased or sold the Security, or the Trusts or an Adviser considered purchasing or selling the Security.

(2)                                 If a report is required, it shall be made to the CCO (or his/her designee) no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, which report shall contain the information called for in Appendix B to this Code.

(3)                                 No reporting is required for Exempt Securities.

(4)                                 No reporting is required for the purchase or sale of Securities in accounts over which the Independent Trustee has no direct or indirect influence or control. There is a presumption that you can exert some measure of influence or control over accounts held by members of your immediate family sharing the same household, but this presumption may be rebutted by convincing evidence.

C.                                    Reporting Required for Ownership of Outstanding Securities of an Adviser Affiliated Company.(6)

(1)                                 Each Independent Trustee shall report to the Trusts’ CCO (or his/her designee) ownership of the outstanding voting securities of any Adviser Affiliated Company, (This includes ownership in non-controlling affiliates or subsidiaries of Adviser). If a report is required under this Section, the Independent Trustee shall report such purchase to the CCO within 10 days of such purchase or prior to the next Board meeting, whichever is earlier.

(6)  The purpose of this reporting is both for the Code and for determining if an Independent Trustee could be considered an Interested Person for fund governance purposes (resulting from the disqualification of independent status for certain Board matters). Reporting of interests in a non-control affiliate of an adviser, including an adviser’s subsidiaries, is a “best practices” provision to ensure disclosure of potential conflicts of interest that may require review by counsel and is not for the purposes of compliance with Rule 17j-1.

The filing of any such a report shall not be construed as an admission that any event reported constitutes a violation of this Code.

V.                                    TRANSACTIONS WHICH DO NOT REQUIRE PRECLEARANCE

FOR ACCESS PERSONS, OTHER THAN INDEPENDENT TRUSTEES

(These transactions may nonetheless be subject to reporting requirements).

A.                                    The following transactions do not require preclearance:

(1)                                 Purchases or sales of Exempt Securities

(2)                                 Securities which are not eligible for purchase or sale by the Series (other than Limited Offerings and IPOs).

(3)                                 Any purchase or sale of fixed-income Securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the Government of the United States.

(4)                                 Purchases or sales of up to the greater of 1,000 shares per day or $150,000, but not more than the greater of 2,000 shares or $300,000 per calendar week, per issuer, of large-cap issuers.

A large-cap issuer is an issuer with a total market capitalization in excess of one billion dollars and an average daily trading volume during the preceding calendar month, on the principal securities exchange (including NASDAQ) on which its shares are traded, in excess of 50,000 shares.

(5)                                 Purchases or sales of up to the lesser of 500 shares or $50,000 per calendar week, per issuer, of stock of issuers other than large-cap issuers.

(6)                                 Purchases or sales of up to $1,000,000 in total notional open interest per calendar month, per index, of exchange-traded options on broadly-based indices.

A broadly-based index is an index with an average notional open interest during the preceding calendar quarter in excess of one billion dollars.

(7)                                 Any purchase or sale of shares of registered closed-end investment companies.

(8)                                 Interests or shares in the Trusts, which includes each Series.

(9)                                 Any purchase or sale of open-end exchange-traded funds (“ETFs”), including options on ETFs.

(10)                          Foreign currency transactions, including futures, swaps and options.

(11)                          Commodity (agricultural, natural resource or currencies only) derivatives (e.g., futures, swaps or options).

B.                                    Access Persons should keep the following in mind:

(1)                                 Section V transactions do not require preclearance, but may require reporting on quarterly and annual reports (see Section VII).

(2)                                 The Securities of large-cap issuers and broadly-based indices which qualify under Section V may change from time to time. Accordingly, you may purchase Securities in a Section V transaction, only to find that you cannot sell them later without preclearance. In that case, you will be able to sell them only if you preclear the sale in compliance with the procedures set forth in the current Code.

C.                                    In addition, Investment Personnel should keep the following in mind:

(1)                                 Section V transactions are subject to the prohibition against short-swing trading set forth in this Code.

VI.                               PRECLEARANCE PROCEDURES

A.                                    The purchase or sale of any Security by any Access Person (other than an Independent Trustee) that is not exempt per Section IV, or does not require preclearance in accordance with Section V, requires preclearance by the CCO (or his/her designee) of the Trusts or the CCO of the Adviser that employs such Access Person. If you are required to preclear a transaction, complete the preclearance form in writing and submit it to the CCO (or his/her designee). You can obtain a preclearance form from the CCO.  You must receive approval in writing before you trade.

Preclearance will generally not be granted under the following circumstances:

(1)                                 The Securities may not be purchased or sold on any day that the Access Person has knowledge that there is a pending buy or sell order in the same Security on behalf of a Series until that order is executed or withdrawn. In addition, if there were purchases or sales of such Security the day prior to the date on which the Access Person seeks to execute a trade that requires preclearance, the CCO (or his/her designee) must confirm with the appropriate Adviser that all activity in that Security has been completed by the Adviser in order to give preclearance of any trades in that Security.

(2)                                 The Securities may not be purchased or sold by an Investment Personnel during the period which begins seven days before and ends seven days after the day on which a Series you manage trades in the same Security.

(3)                                 The Securities may be purchased or sold only if the CCO (or his/her designee) has given preclearance in writing, and the purchase or sale is executed by the deadline given by the CCO, generally the close of business on the day after preclearance is given. Preclearance will not be given unless a determination is made that the purchase or sale complies with this Code and the foregoing restrictions. The form for requesting preclearance shall be in such form as the CCO (or his/her designee) may prescribe.

(4)                                 The CCO may determine that any transaction which violates these procedures must be unwound, or if that is not practical or not possible, the CCO may determine that any profits received by the Access Person must be contributed to a charitable organization.

If you are unsure if your transaction requires preclearance, you should consult the CCO or his/her designee.

VII.                          REPORTING

There are two types of reporting: holdings and transactions. Holdings are reported on the initial and on the annual report. Transactions are reported on a quarterly basis, beginning after the initial report. Although holdings and transactions in Exempt Securities are not reportable, Access Persons must still complete and provide reports in accordance with this Section. If there are only holdings and transactions in Exempt Securities or there are no Securities holdings or transactions to report, then the appropriate reporting response is “None.”

A.                                    Initial and annual reporting. Every Access Person (other than an Independent Trustee) shall (i) file w an initial holdings report within 10 days of becoming an Access Person and (ii) file a holdings report annually by the date specified by the Chief Compliance Officer or his/her designee. Holdings reports must be current as of a date no more than 45 days before the report is submitted.  (The initial and annual securities holdings reports shall be in such form as the CCO shall prescribe).

B.                                    Quarterly reporting. (1) Every Access Person (other than an Independent Trustee) shall file a quarterly report, no later than 30 days after the end of a calendar quarter, of any transaction in Securities in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security.

(2)                                 Every quarterly report shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(a)                                 The date the report is submitted;

(b)                                 The title/name of security issuer and the date of the transaction;

(c)                                  The nature of the transaction (i.e., buy or sell), including information sufficient to establish any exemption listed in Paragraph IV that is relied upon;

(d)                                 The number of shares or units or principal amount if a bond; interest rate and maturity date (if applicable)

(e)                                  The price per share or bond and total purchase or sale price;

(f)                                   The firm effecting the transaction (i.e., name of the broker, dealer, or bank with or through whom the transaction was effected, each a “Firm Effecting a Transaction”).

(3)                                 For any account established by an Access Person in which any Securities were held during the quarter for the direct or indirect benefit of the Access Person, provide the following, as applicable:

(a)                                 The date the report is submitted;

(b)                                 The date the account was established;

(c)                                  Account title;

(d)                                 Account number and/or contract number; and

(e)                                  Name of the broker, dealer, bank or firm with which the account is held.

C.                                    Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates, and the existence of any report shall not be construed as an admission that any event reported on constitutes a violation of this Code.

D.                                    The Trusts, and each of their Advisers, and Principal underwriter must identify all Access Persons who are required to make these reports and must inform those Access Persons of their reporting obligation.

E.                                     In lieu of the quarterly reports required above, the Trusts’ CCO may determine to accept duplicate trade confirmations or account statements that are provided timely to the Funds provided that such confirmations and/or statements contain the information required by Section VII.B. above.

VIII.                     CERTIFICATE OF COMPLIANCE

A.                                    As an Access Person, you are required to certify annually that you have read and understand this Code and recognize that you are subject to this Code. Each annual certificate will also state that, to the best of your knowledge, you have not violated the requirements of this Code during the prior year, and that you have disclosed, reported, or caused to be reported all transactions during the prior year required to be reported under this Code. The form of certification is attached as Appendix A and shall be in such form as the CCO may prescribe.

B.                                    The Trusts’ CCO shall provide a certification to the Board annually confirming that the Trusts have adopted a code of ethics that complies with Rule 17j-1 promulgated under the Investment Company Act of 1940, as amended, and that such Code contains procedures reasonably necessary to prevent Access Persons from violating the Code.

IX.                              REVIEW AND ENFORCEMENT

A.                                    Review

(1)                                 The CCO of the Trusts (or his or her designee) shall from time to time review the reported personal securities transactions of Access Persons to determine whether any violation of this Code may have occurred, taking into account all the exemptions and exceptions provided under Sections IV and V. The CCO (or his or her designee) shall review holdings reports at least annually and transaction reports at least quarterly. Before making any determination that a violation has been committed by an individual, the CCO of the Trusts shall give such person an opportunity to supply additional information regarding the transaction in question.

(2)                                 The CCO shall be responsible to maintain a current list of all of the Trusts’ Access Persons, updated at least quarterly.

(3)                                 The CCO of the Trust shall provide a written report at least annually to the Board and the Board must consider a written report that:

(a)                                 Describes any issues arising under the Code or procedures since the last report to the Board including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(b)                                 Certifies that the Trusts have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

(4)                                 The CCO shall obtain at least annually, a certification from each Adviser and Principal Underwriter of the Trusts, that each has adopted procedures reasonably necessary to prevent their respective Access Persons from violating their respective code of ethics.

B.                                    Enforcement

(1)                                 If the CCO of the Trusts determines that a violation of this Code may have occurred, the CCO shall promptly report the possible violation to the Board. The Board, with the exception of any person whose transaction is under consideration, shall take such actions as they consider appropriate, including imposition of any sanctions that they consider appropriate.

(2)                                 No person shall participate in a determination of whether he/she has committed a violation of this Code or in the imposition of any sanction against himself/herself.

X.                                   RECORDS

A.                                    The Trust shall maintain records in the manner and to the extent set forth in the 1940 Act and shall make the same available for appropriate examination by representatives of the Securities and Exchange Commission (“SEC”), including the following records:

(1)                                 A copy of this Code and any other code of ethics that is, or at any time within the past five years has been in effect, shall be maintained in an easily accessible place;

(2)                                 A record of any violation of this Code, and of any action taken as a result of such violation, shall be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(3)                                 A copy of each report, including any information provided in lieu of the reports required under Section VII.B. made pursuant to this Code by an Access Person shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(4)                                 A record of all persons who are, or within the past five years have been, required to make reports or were responsible for reviewing these reports pursuant to this Code, shall be maintained in an easily accessible place.

(5)                                 The Trusts or their Adviser shall maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of Securities in IPOs and/or Limited Offerings, for at least five years after the end of the fiscal year in which the approval is granted.

XI.                              CONFIDENTIALITY

All reports of Securities transactions and any other information filed with the Trusts pursuant to this Code shall be treated as confidential, except as regards appropriate examinations by representatives of the SEC.

Appendix A

INDEPENDENT TRUSTEES’ ANNUAL CODE OF ETHICS CERTIFICATION

I have read and understand the Independent Trustees’ Code of Ethics for Schroder Series Trust, Schroder Capital Funds (Delaware) and Schroder Global Series Trust (the “Code”) and recognize that it applies to me. To the best of my knowledge, during the prior calendar year, I complied with the requirements of the Code and hereby confirm that:

(check applicable box)

☐                 I did have transactions during the prior calendar year which are required to be reported under the Code and I have disclosed, reported or caused to be reported all transactions required to be reported pursuant to the Code.

OR

☐                 I did not have any transactions during the prior calendar year which were required to be disclosed or reported pursuant to the Code.

Signature:	Date:

Print Name:

Appendix B

Any report filed pursuant to Section III.A.(2) of the Code shall contain the following information:

a)             The title/name of the security issuer;

b)             The date of the transaction;

c)              The nature of the transaction (i.e., buy or sell);

d)             The number of shares or units or principal amount (if a bond);

e)              The price per share or bond;

f)               Total purchase or sale price;

g)              The name of the firm effecting the transaction (i.e., the name of the broker, dealer, bank, adviser).

h)             The date on which the report is submitted.